November 2016

Pricing Sheet dated November 11, 2016 relating to

Preliminary Terms No. 1,166 dated November 9, 2016

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered Jump Securities Based on the Value of the S&P 500® Index due May 16, 2019

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – NOVEMBER 11, 2016
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$10 per security
Stated principal amount:		$10 per security
Pricing date:		November 11, 2016
Original issue date:		November 16, 2016 (3 business days after the pricing date)
Maturity date:		May 16, 2019
Aggregate principal amount:		$9,677,000
Interest:		None
Underlying index:		S&P 500® Index (the “index”)
Payment at maturity:

•    If the final index value is greater than or equal to the initial index value:

$10 + the fixed upside payment

•    If the final index value is less than the initial index value but greater than or equal to 1,948.005, which is 90% of the initial index value, meaning the value of the index has remained unchanged or has declined by an amount less than or equal to the buffer amount of 10% from its initial value:

$10

•    If the final index value is less than 1,948.005, which is 90% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 10% from its initial value:

$10 × (index performance factor + 10%)

Because the index performance factor will be less than 90% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1 per security.

Fixed upside payment:		$1.645 per security (16.45% of the stated principal amount).
Buffer amount:		10%
Index performance factor:		final index value / initial index value
Initial index value:		2,164.45, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		May 13, 2019, subject to postponement for non-index business days and certain market disruption events
Minimum payment at maturity:		$1 per security (10% of the stated principal amount)
CUSIP / ISIN:		61766F532 / US61766F5329
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.636 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to us(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$9,677,000	$241,925	$9,435,075
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the Agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1,166 dated November 9, 2016

Product Supplement for Jump Securities dated February 29, 2016    Index Supplement dated February 29, 2016

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.